                                                                     Exhibit 5.2

                                                                         [Draft]

      [Letterhead of Leonard, Street and Deinard Professional Association]


June ___, 2000


WRC Media Inc.                                 Weekly Reader Corporation
1 Rockefeller Plaza, 3rd Floor                 1 Rockefeller Plaza, 32nd Floor
New York, New York 10020                       New York, New York 10020

Compass Learning Corporation
1 Rockefeller Plaza, 32nd Floor
New York, New York 10020

Ladies and Gentlemen:

We have acted as special counsel for American Guidance Service, Inc. a Minnesota corporation ("AGS") and AGS International Sales, Inc. a Minnesota corporation ("AGSIS"), in connection with the filing by WRC Media Inc., a Delaware corporation, Weekly Reader Corporation, a Delaware corporation, and CompassLearning Corporation, a Delaware corporation (collectively the "Issuers"), with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the proposed issuance, in exchange (the "Exchange Offer") for up to $152,000,000 aggregate principal amount of the Issuers' 12 3/4% Senior Subordinated Notes due 2009 (the "Old Notes") of a like principal amount of the Issuers' 12 3/4% Senior Subordinated Notes due 2009 (the "New Notes"). The New Notes are to be issued pursuant to the Indenture, dated as of November 17, 1999 (the "Indenture"), among the Issuers, the subsidiaries of the Issuers listed on Schedule I (the "Note Guarantors"), AGS, AGSIS and Bankers Trust Company, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

We have also examined relevant provisions of the Constitution of the State of Minnesota and the Minnesota Statutes, and reported judicial decisions.

Based on the foregoing, we are of opinion as follows:

1. The Indenture has been duly authorized, executed and delivered by each of AGS and AGSIS.

2. The guarantees of the New Notes to be issued by AGS and AGSIS have been duly authorized.

We hereby consent to the filing of this opinion with the Commission as Exhibit
5.2 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of Minnesota and we express no opinion as to any matters governed by any law other than the law of the State of Minnesota (including the statutory provisions and also applicable provisions of the Minnesota Constitution and reported judicial decisions interpreting these laws) and the Federal law of the United States of America (including the statutory provisions and also applicable provisions of the United States Constitution and reported judicial decisions interpreting these laws).

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION


/s/ Leonard, Street and Deinard
    Professional Association

                                                                      Schedule I


                                 NOTE GUARANTORS


                  World Almanac Education Group, Inc.

                  Funk & Wagnalls Yearbook Corp.

                  Lifetime Learning Systems, Inc.

                  Gareth Stevens, Inc.